455805


                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                 Commission File Number:  000-20426

          Southwest Developmental Drilling Fund 91-A, L.P.
       (Exact name of registrant as specified in its charter)

 407 N. Big Spring, Suite 300, Midland, Texas 79701, (432) 686-9927
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                Limited and General Partner Interests
      (Title of each class of securities covered by this Form)

                                None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) X         Rule 12h-3(b)(1)(i) X
     Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                                   Rule 15d-6


     Approximate number of holders of record as of the certification or notice date: 101 holders of record.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Southwest Developmental Drilling Fund 91-A, L.P., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     July 14, 2004       By:      /s/ Mel G. Riggs
                                   Name:     Mel G. Riggs
                                   Title:    Vice President
                              of Southwest
                                       Royalties, Inc.,
                              General Partner